Exhibit 99.1

FOR IMMEDIATE RELEASE

HCI Group Reports Fourth Quarter and Full Year 2014 Results

TAMPA, Fla. – March 5, 2015 – HCI Group, Inc. (NYSE:HCI) reported results today for the fourth quarter and year ended December 31, 2014.

Fourth Quarter 2014 - Financial Results

Income available to common stockholders in the fourth quarter of 2014 totaled $14.6 million or $1.30 diluted earnings per common share compared with $15.5 million or $1.31 diluted earnings per common share in the fourth quarter of 2013.

Gross premiums earned during the quarter ended December 31, 2014 was $91.4 million, consistent with $91.4 million during the comparable quarter in 2013.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the fourth quarter of 2014 decreased 2.6% to $61.8 million from $63.4 million in the same period in 2013. Premiums ceded in the fourth quarter of 2014 were 32.4% of the company’s gross premiums earned, compared with 30.6% during the same period in 2013.

Losses and loss adjustment expenses during the fourth quarter of 2014 were $20.5 million compared with $17.3 million in the same period in 2013. The increase was primarily attributable to loss development during the fourth quarter of 2014.

Salaries and wages during the fourth quarter of 2014 were $3.9 million compared with $4.9 million in the same period in 2013. The decrease in 2014 is primarily attributable to lower bonus costs in the fourth quarter of 2014 as compared with the fourth quarter of 2013.

Other operating expenses, which include a variety of general and administrative expenses, totaled $4.9 million in the fourth quarter of 2014 compared with $7.1 million in the fourth quarter of 2013.

Interest expense from the company’s senior notes issued in 2013 totaled $2.6 million in the fourth quarter of 2014 compared with $1.2 million in the fourth quarter of 2013.

Fourth quarter 2014 - Financial Ratios

The company’s loss ratio applicable to the fourth quarter of 2014 (defined as losses and loss adjustment expenses related to net premiums earned) was 33.2% compared with 27.4% in the fourth quarter of 2013.

The expense ratio applicable to the fourth quarter of 2014 (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 33.6% compared with 35.7% in the same prior year period.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 66.8% in the fourth quarter of 2014 compared with 63.1% in the same year-ago period.

Full Year 2014 - Financial Results

Income available to common stockholders for 2014 totaled $62.7 million or $5.36 diluted earnings per common share compared with $65.5 million or $5.63 diluted earnings per common share for 2013.

Gross premiums earned in 2014 increased 8.4% to $365.5 million from $337.1 million in 2013. The increase in 2014 was primarily due to premiums of policies assumed from Citizens in November 2013 and December 2014.

Net premiums earned for 2014 increased 7.6% to $252.1 million from $234.2 million in 2013. Premiums ceded for 2014 were 31.0% of the company’s gross premiums earned, compared with 30.5% during 2013.

Net investment income in 2014 was $4.8 million, an increase from $1.5 million in 2013. The increase in 2014 is primarily due to an increase in late 2013 in our investments in available-for-sale securities that comprise the majority of our investment portfolio and a change in the mix of our available-for-sale investments during 2014.

Net realized investment gains for the year ended December 31, 2014 were $4.7 million compared with approximately $80,000 in 2013. The increase in 2014 is due to sales of fixed-maturity securities primarily in the third quarter of 2014.

Losses and loss adjustment expenses for 2014 were $79.5 million compared with $65.1 million in 2013. Losses and loss adjustment expenses increased in 2014 primarily due to increased policy exposure from participation in the November 2013 assumption from Citizens and increases in frequency and severity of certain causes of losses.

Policy acquisition and other underwriting expenses for 2014 were $38.0 million compared with $31.6 million for 2013. The increase in 2014 is primarily attributable to commissions and premium taxes related to the policies assumed from Citizens in November 2013 that have renewed and are included in 2014 direct written premiums.

Salaries and wages in 2014 totaled $16.5 million compared with $14.7 million in the same period in 2013. The increase in 2014 is primarily due to a 13% increase in employee headcount at our Tampa, Florida headquarters.

Other operating expenses in 2014 totaled $20.8 million compared with $19.6 million for 2013. The increase in 2014 is primarily due to increases in stock-based compensation and employee benefit expenses.

Interest expense from the company’s senior notes issued in 2013 totaled $10.5 million in 2014 compared with $3.6 million for 2013. Interest expense increased in 2014 due to $103.0 million of senior notes issued in December 2013.

Full Year 2014 - Financial Ratios

The company’s loss ratio applicable to the year ended December 31, 2014 was 31.5% compared with 27.8% for the year ended December 31, 2013.

The expense ratio applicable to 2014 was 34.0% compared with 29.7% in 2013.

The combined loss and expense ratio to net premiums earned was 65.5% in 2013 compared with 57.5% in 2013.

Management Commentary

“2014 marked another successful year for HCI, highlighted by record gross premium of $365.5 million, an increase of over 8% from 2013,” commented Paresh Patel, HCI Group’s chairman and chief executive officer. “As we look into 2015 and beyond, we continue to patiently evaluate the marketplace and remain ideally positioned to capitalize on growth opportunities that will drive profitability and ultimately, shareholder value.”

Conference Call

HCI management will host a conference call later today (March 5, 2015) to discuss these financial results followed by a question and answer session.

Interested parties can listen to the live presentation, which can be accessed by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Conference ID: 13600979

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 6, 2015 and via the Investor Information section of the HCI Group website at www.hcigroup.com.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13600979

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward - Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that accretive growth opportunities will arise. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

(813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

(949) 574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At December 31, 2014	At December 31, 2013
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $96,163 and $110,738, respectively)	$97,084	112,151
Equity securities, available for sale, at fair value (cost: $45,387 and $17,248, respectively)	45,550	17,649
Limited partnership investment, at equity	2,550	—
Investment in joint venture, at equity	4,477	—
Real estate investments	19,138	16,228

Total investments	168,799	146,028
Cash and cash equivalents	314,716	293,398
Accrued interest and dividends receivable	1,059	1,133
Premiums receivable	15,824	14,674
Prepaid reinsurance premiums	34,096	28,066
Income taxes receivable	2,624	—
Deferred income taxes, net	2,499	—
Deferred policy acquisition costs	15,014	14,071
Property and equipment, net	12,292	13,132
Other assets	35,287	15,814

Total assets	$602,210	526,316

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$48,908	43,686
Unearned premiums	214,071	171,907
Advance premiums	4,380	4,504
Assumed reinsurance balances payable	218	4,660
Accrued expenses	4,826	4,032
Dividends payable	—	19
Income taxes payable	—	543
Deferred income taxes, net	—	2,740
Long-term debt	129,539	126,932
Other liabilities	17,683	6,772

Total liabilities	419,625	365,795

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 0 and 110,684 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 10,189,128 and 10,939,268 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively)	—	—
Additional paid-in capital	20,465	48,966
Retained income	161,454	110,441
Accumulated other comprehensive income, net of taxes	666	1,114

Total stockholders’ equity	182,585	160,521

Total liabilities and stockholders’ equity	$602,210	526,316

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue
Gross premiums earned	$91,435	91,370	$365,488	337,113
Premiums ceded	(29,659)	(27,942)	(113,423)	(102,865)

Net premiums earned	61,776	63,428	252,065	234,248
Net investment income	1,028	655	4,781	1,469
Policy fee income	994	85	2,820	3,098
Net realized investment gains	270	37	4,735	80
Other	684	1,047	1,707	2,193

Total revenue	64,752	65,252	266,108	241,088

Expenses
Losses and loss adjustment expenses	20,529	17,348	79,468	65,123
Policy acquisition and other underwriting expenses	9,278	9,456	37,952	31,619
Salaries and wages	3,869	4,871	16,483	14,714
Interest expense	2,644	1,228	10,453	3,607
Other operating expenses	4,938	7,117	20,790	19,572

Total expenses	41,258	40,020	165,146	134,635

Income before income taxes	23,494	25,232	100,962	106,453
Income taxes	8,932	9,670	38,298	40,891

Net income	$14,562	15,562	$62,664	65,562
Preferred stock dividends	—	(16)	4	(104)

Income available to common stockholders	$14,562	15,546	$62,668	65,458

Basic earnings per common share	$1.43	1.36	$5.90	5.82

Diluted earnings per common share	$1.30	1.31	$5.36	5.63

Dividends per common share	$0.27	0.27	$1.10	0.95